Exhibit 21

AUSTRALIAN OIL & GAS CORPORATION

SUBSIDIARIES

Following is a list of the subsidiaries of Australian Oil & Gas Corporation, each of which, unless otherwise indicated, is wholly owned by the company.

Name

Registrant:

Australian Oil & Gas Corporation

Subsidiaries:

Alpha Oil & Natural Gas Pty Ltd
Nations Natural Gas Pty Ltd
Vulcan Australia Pty Ltd
Braveheart Oil & Gas Pty Ltd
Cornea Oil & Gas Pty Ltd
State of Incorporation Delaware (USA) Victoria (Australia) Victoria (Australia) Victoria (Australia) Victoria (Australia) Victoria (Australia)